Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-40397 and 33-44776 on Forms S-8, and Registration Statement No. 333-125113 on Form S-1 of our report dated July 25, 2006 (January 29, 2007 as to Restatement No. 1 and March 29, 2007 as to Restatement No. 2, as to the effects of the restatements discussed in Note 2; and January 29, 2007 as to the first four paragraphs and March 29, 2007 as to the fifth through eighth paragraphs for subsequent events described in Note 21), (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatements discussed in Note 2), relating to the consolidated financial statements and financial statement schedule of Flow International Corporation and our report on management’s report on the effectiveness of internal control over financial reporting dated July 25, 2006, (January 29, 2007 as to the effects of the material weakness related to the control environment and March 29, 2007 as to the material weakness relating to the financial reporting process described in Management’s Report on Internal Control Over Financial Reporting ( as revised)) (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), appearing in the Annual Report on Form 10-K/A Amendment No. 2 of Flow International Corporation for the year ended April 30, 2006.

/s/ Deloitte & Touche LLP

Seattle, Washington

March 29, 2007